Item 77I - DWS Variable NAV Money Fund
(a series of Investors Cash Trust)

Effective on December 1, 2013, the original shares of DWS Variable NAV Money Fund (the "Fund") were redesignated as a separate class of shares named "Capital Shares," and a new class of shares of the Fund was established named "Institutional
Shares."





 For internal use only
\\mfmaog02\f_admin\Shared\Financial
Reporting\DeAM\Production\2014\02.2014\NSAR\NSAR
Backup\Attachments\Exhibit 77I ICT- Capital and Inst shares.docx
 For internal use only

 For internal use only